Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

OTHER TRANSACTION FOR ADVANCED RESEARCH (OTAR) BETWEEN
Vir Biotechnology, Inc.
499 Illinois St, Suite 500
San Francisco, CA 94158

AND

THE UNITED STATES OF AMERICA
DEPARTMENT OF HEALTH AND HUMAN SERVICES
ADMINISTRATION FOR STRATEGIC PREPAREDNESS AND RESPONSE BIOMEDICAL
ADVANCED RESEARCH AND DEVELOPMENT AUTHORITY
330 INDEPENDENCE AVENUE, SW G640
WASHINGTON, DC 20201

CONCERNING
Pre-exposure prophylactic monoclonal antibodies for the prevention of influenza illness and medical countermeasures for other emerging pathogens of pandemic potential

Agreement No.: 75A50122C00081
Authority: Section 319L of the Public Health Service Act, 42 USC 247d-7e
Total Amount of the Agreement: [***]
Total Estimated BARDA Funding of the Agreement: $1,000,000,000
Funds Obligated: $55,000,000
Line of Appropriation:

CLIN	BARDA Branch	Requisition	Appropriation Year	CAN	Object Class	Amount ($)
0001	EID	OS302887	2022	1992128	25103	$50,000,000
0001	EID	OS302887	2022	1990186	25103	$5,000,000

This Agreement is entered into between the Department of Health and Human Services (HHS) Biomedical Advanced Research & Development Authority (BARDA) and Vir Biotechnology, Inc. (Vir) pursuant to and under U.S. Federal law.

RECIPIENT	FOR BARDA
Vir Biotechnology, Inc.	Contract Management & Acquisitions (CMA)
Biomedical Advanced Research & Development Authority (BARDA)
Administration for Strategic Preparedness and Response (ASPR)
U.S. Department of Health & Human Services (DHHS)

[***]	[***]
September 28, 2022	September 28, 2022
Date	Date

TABLE OF CONTENTS

ARTICLE I: SCOPE OF THE AGREEMENT    4
ARTICLE II: TERM    7
ARTICLE III: PROGRAM MANAGEMENT    8
ARTICLE IV: AGREEMENT ADMINISTRATION    10
ARTICLE V: COST SHARING    11
ARTICLE VI: OBLIGATION AND PAYMENT    14
ARTICLE VII: DISPUTES    18
ARTICLE VIII: CONFIDENTIAL INFORMATION    19
ARTICLE IX: INTELLECTUAL PROPERTY RIGHTS    21
ARTICLE X: DATA RIGHTS    24
ARTICLE XI: REGULATORY RIGHTS    25
ARTICLE XII: FOREIGN ACCESS TO TECHNOLOGY    27
ARTICLE XIII: CIVIL RIGHTS ACT    27
ARTICLE XIV: SPECIAL CLAUSES    27
ARTICLE XV: MISCELLANEOUS    34
ARTICLE XVI: EXECUTION AND ENTIRE AGREEMENT    37
[***]
[***]
[***]
[***]

ARTICLE I: SCOPE OF THE AGREEMENT

A.Background

This Other Transaction Authority Agreement (the "Agreement") is entered into between BARDA (“BARDA”) and Vir Biotechnology, Inc. (“Vir” or “Recipient”), on the Effective Date set forth above. This Agreement is not intended to be, nor will it be construed as, forming, by implication or otherwise, a partnership, a corporation, or other business organization. For the avoidance of doubt, this Agreement is not a procurement contract governed by the Federal Acquisition Regulation (FAR), is not a grant, is not a cooperative agreement, and is not subject to the Bayh-Dole Act, 35 U.S.C. §§ 200-212.
The objective of this Agreement is to create a framework for collaboration between Recipient and BARDA to advance the 1) development of pre-exposure prophylactic influenza monoclonal antibody(ies) and 2) portfolio development of Emerging Infectious Disease (EID) or Chemical, Biological, Radiation, Nuclear (CBRN) countermeasures.
The Base Period of this Agreement will be supported through cost-sharing in order to conduct a Phase 2 pre-exposure prophylaxis trial of a monoclonal antibody candidate (VIR- 2482) against seasonal and pandemic influenza viruses as further described in the Statement of Objectives (SOO) in Attachment 1. The Base Period will also include establishing governance for a Joint Operation Committee (JOC) between Recipient and BARDA as described in Article III. [***].
The Agreement may be modified by written mutual agreement of the OTAO and the Recipient consistent with Article III (Modifications).

B.Definitions

Agreement: The body of this Other Transaction Agreement and all Attachments, which are expressly incorporated in and made a part of the Agreement.

BARDA: The Biomedical Advanced Research and Development Authority (BARDA) a component of the Administration for Strategic Preparedness and Response (ASPR) of the U.S. Department of Health and Human Services. For the purposes of this Agreement, references to BARDA personnel includes federal employees, as well as BARDA internal support services contractors and subject matter experts.

Base Period: Initial period of work as described in the SOO in Attachment 1.

Government Purpose Rights: As defined in Article IX.

Joint Oversight Committee (JOC): Committee with Recipient and BARDA members who mutually interrogate risks, manage the progress of assets covered Under the Agreement, recommend potential new assets, and propose modifications to the allocation of funding across activities covered Under the Agreement.

Limited Rights: As defined in Article X.

Option(s): The enumerated options described in the SOO in Attachment 1. Options may be referred to specifically by number (e.g., Option 1, Option 2, etc.) or generally as Option or Options.

[***]

[***]

Other Transaction for Advanced Research (OTAR): A legally binding, non-acquisition instrument used in instances where the principal purpose is the stimulation and/or support of advanced research and development (as defined below), where a non-traditional US government recipient participates to a significant extent in the work.

Other Transaction Agreement Officer (OTAO): Is the responsible US government official authorized to bind the US government by signing this agreement and any modifications.

Other Transaction Technical Representative (OTTR): BARDA technical expert on the program responsible for scientific oversight on behalf of the US government.

Partner: Recipient’s development or commercialization partner for a given asset as defined in Attachment 3, which shall be updated from time to time as needed. A Partner may be a subcontractor that may have a role in the JOC as a non-voting participant per Article III.

Program: Research and development being conducted by Recipient, as set forth in Article I., paragraph C.

Recipient: Vir Biotechnology, Inc.

Statement of Objectives (SOO): Top level goals of the Base Period and Options details, included in Attachment 1.

Subcontract: A contract entered into by the Recipient and a subcontractor to furnish supplies or services for performance of this Agreement. It includes, but is not limited to purchase orders, and changes and modifications to purchase orders.

Subject Matter Expert (SME): Recipient or BARDA employee or consultant who has expert knowledge in a specific area relevant to the development of products included in this agreement.

[***]

Technical Data: As defined in Article X.

Under This Agreement: Activities conducted pursuant to this Agreement, including those that are US government-funded or binding cost share by Recipient.

C.Scope
1.Recipient shall use its best efforts to perform an advanced research and development program designed to develop (a) prophylactic monoclonal antibody candidate(s) for pre- exposure protection against influenza. The research shall be carried out in accordance with the SOO incorporated in this Agreement as Attachment 1. Recipient shall submit or otherwise provide all documentation required by Attachment 2, Deliverables and Report Requirements as applicable to the Base Period and any funded activities under exercised Options.
2.New or alternative candidate medical countermeasures for influenza, coronavirus, chemical threats, biological threats, radiological/ nuclear events and emerging infectious diseases can be added to this Agreement with concurrence of the JOC and pursuant to Article III.
3.This Agreement requires cost sharing based on cost reimbursement pursuant to Article V.
4.BARDA and Recipient (Parties) estimate that the SOO can only be accomplished with a Recipient aggregate resource contribution as described in Article V. Recipient intends and, by entering into this Agreement, undertakes to cause these funds to be provided.
5.BARDA will have continuous involvement with Recipient per the terms of this Agreement and governance established in the JOC pursuant to Article III. BARDA and Recipient are bound to each other by a duty of good faith and best research effort in achieving the goals of the Program.
6.This Agreement is an “other transaction” pursuant to Section 319L of the Public Health Service Act, 42 USC 247d-7e. The Parties agree that the principal purpose of this Agreement is for the US government to support and stimulate Recipient to provide its best efforts in advanced research and technology development and not for the acquisition of property or services for the direct benefit or use of the US government.

ARTICLE II: TERM
A.Term of this Agreement

1.The Term of this Agreement commences upon the effective date of September 30, 2022, and extends through January 31, 2026.
2.Following exercise of an Option, the Term shall be extended as needed to cover the exercised Option Period and said extension of Term shall be documented by modification to this Agreement. BARDA will give Recipient a preliminary written notice of its desire to exercise an Option at [***] to the contemplated activation of a new Option. Options will be exercised as outlined in the SOO or upon mutual agreement of the Recipient and BARDA. Options may run concurrently.
3.The parties may extend the Term by mutual written agreement if funding is available and research opportunities within scope reasonably warrant.
4.Any extension shall be formalized through modification to the Agreement by the Recipient and the OTAO.

B.Termination Provisions

1.[***].

2.Termination for Cause: If Recipient materially fails to comply with the provisions of this Agreement, the OTAO, after issuance of a cure notice and failure of Recipient to cure the defect within [***] or the time allowed by the OTAO after Recipient’s receipt of the cure notice, whichever is longer, may take one or more of the following actions as appropriate:

a.temporarily withhold payments pending correction of the deficiency,
b.disallow all or part of the cost of the activity or action not in compliance,
c.wholly or partly suspend or terminate this Agreement,
d.withhold further funding, or
e.take any other legally available remedies.

3.In the event of termination of the Agreement, all of the terms and conditions of this Agreement will expire, except for the following provisions, which shall survive termination: Article VIII – Confidential Information, Article IX – Intellectual Property Rights, Article X – Data Rights, and Article XI – Regulatory Rights as specific in that Article.

ARTICLE III: PROGRAM MANAGEMENT

A.Recipient Members/ Joint Oversight Committee

The Recipient/BARDA Joint Oversight Committee (JOC) shall be comprised of two (2) senior level members from Recipient and two (2) senior level BARDA participants as voting members. In addition, Recipient’s technical leads and BARDA subject matter experts may attend as non-voting participants. The Parties may change the number of JOC participants upon mutual agreement provided that voting members remain equal between the Recipient and BARDA. Either Party may substitute their voting members with alternate senior level representatives, on either a temporary or an ongoing basis, by providing advance written notice. Upon mutual consent and advance written notice, additional representatives from either Party, relevant Partners, or external advisors may also be included in the JOC on an ad hoc basis, as dictated by the circumstances.

JOC Members
BARDA Voting Members: Ruben Donis, Director of Influenza and Emerging Infectious Diseases Division (acting); and Chris Houchens, Director of the Chemical, Biological, Radiological and Nuclear Division

Recipient Voting Members: [***]

BARDA Non-voting Attendees: OTAO, OTTR, BARDA subject matter experts (SMEs) as needed

Recipient Non-voting Attendees: [***]

The responsibility of the JOC is to mutually interrogate risks, manage the progress of assets covered Under the Agreement, endorse potential new assets, and propose modifications to the allocation of funding across activities covered Under the Agreement. BARDA retains final decision-making authority over use of USG funds for funding a new Option or modification.

The JOC will meet by teleconference or in-person to review progress. The JOC will recommend the strategy to be covered Under This Agreement during the subsequent funding period, as well as how BARDA and Recipient funding will be allocated across these activities. The recommendations would be submitted, as appropriate, to the relevant Recipient governance board(s) for endorsement and decision. If endorsed by the Recipient and mutually agreed to by BARDA, the recommendations will be incorporated into the SOO and this Agreement through modifications as described in Article III. In the event that a JOC decision cannot be reached, the matter will be escalated to one BARDA senior management member, identified as Robert Johnson, Ph.D., Director of MCM Programs and Deputy Assistant Secretary for Preparedness and Response and one Recipient senior management member identified as [***] in a good faith effort to achieve resolution. Final JOC decisions will be formalized in a memorandum and signed by both Parties.

B.Program Meetings
1.Program Teleconferences. A conference call between BARDA and Recipient shall occur bi-weekly or as mutually agreed by the Parties. During this call, the Recipient’s Program Leadership Team will discuss the activities undertaken during the reporting period, any problems that have arisen and the activities planned for the ensuing reporting period. Recipient may choose to include other key personnel on the conference call to give detailed updates on specific programs as may be requested by

BARDA. BARDA or Recipient may assign this responsibility to a delegate or choose to include other key personnel.
2.Other Meetings. In addition to program teleconferences, Recipient and BARDA shall participate in additional program meetings to coordinate the performance of the Agreement. These meetings may include face-to-face meetings in the Washington, D.C. metropolitan area and at work sites of the Recipient. Such meetings may include, but are not limited to, meetings of the Recipient to discuss study designs, site visits to the Recipient's facilities, and meetings with the Recipient and BARDA officials to discuss the technical, financial, regulatory progress of the Program. In order to facilitate review of Agreement activities, it is expected that the Recipient will provide data, reports, and presentations to BARDA personnel as reasonably requested by the OTAO. The Recipient shall provide itinerary/agenda in advance of any face-to-face meeting as defined in Attachment 2. The Recipient shall notify the OTAO within a reasonable time of formal and informal correspondence with the Food and Drug Administration (FDA) or other regulatory agencies directly related to the funded assets as specified in SOO in Attachment 1. For avoidance of doubt, Recipient shall not be required to notify BARDA of any correspondence that contains materials unrelated to the performance of this Agreement.
3.In Process Review Meeting (IPR). On an annual or event driven basis, or prior to the exercise of Options, the Government may invite the Recipient to give a presentation at an IPR attended by BARDA, and select, invited interagency representatives and other interested Government parties, as needed. BARDA shall provide at least four (4) weeks’ notice for scheduling an IPR followed by a list of attendees at least two (2) weeks in advance. The Recipient will present Subject Data. Successes and challenges of the Program will be discussed, and plans for the future will be presented.
4.The Parties understand that SMEs may be present at Government meetings as it relates to this Agreement. The SMEs are subject to nondisclosure agreements and will comply with the terms and conditions of this Agreement. For clarity, BARDA represents and warrants that Recipient’s confidential information will be covered by the referenced nondisclosure agreements.

C.Modifications

Any modification (other than OTAO or OTTR personnel changes) to the Agreement shall be by mutual written agreement of the Parties. Recommendations for modifications to the SOO, will be documented in a letter and submitted by the Recipient to the OTAO. This letter will detail the technical, chronological, and financial impact (if any) of the proposed modification to the Program. US Government changes to the OTAO or OTTR personnel may be executed unilaterally.

D.Subcontracting

For any Subcontracts executed after the Effective Date in excess of $500,000 that will be reimbursed under this Agreement, Recipient will provide BARDA the opportunity to review and consent to the subject subcontracting agreement seven (7) calendar days before execution. The Subcontract agreement shall include the nature of the work that the subcontractor is going to perform, an estimated period of performance and the proposed costs for the work. Recipient will provide OTAO and OTTR with an electronic copy of the executed subcontracting document. For avoidance of doubt, the Recipient is not required to wait for the Government’s comments before executing an Agreement with a subcontractor once the 7-calendar day review period has expired.

ARTICLE IV: AGREEMENT ADMINISTRATION
Unless otherwise provided in this Agreement, approvals permitted or required to be made by BARDA may be made only by the OTAO. Administrative and contractual matters Under This Agreement shall be referred to the following representatives of the parties:
A.BARDA Points of Contact:

[***]

B.Recipient Points of Contact

[***]

ARTICLE V: COST SHARING

A.Principles: The terms of this Article V apply to the cost sharing principles as described below. The Parties acknowledge that the activities included Under This Agreement may change at any time due to alterations in development strategy, risk mitigation approaches, technical challenges, or any other circumstance. Any modification will be subject to these cost sharing principles unless otherwise agreed by the JOC. As such, any projection of total costs or resources will be estimates and will be non-binding, with the exception of the Base Period. Cost sharing amounts on Options and any modifications will be binding at the time of bilateral execution of said Option or modification based on mutual agreement of the amounts.

B.Global Cost Share: Global Cost as used herein refers to the estimated total cost for collective activities under the Base and Option Periods of the Agreement. The Global Cost Share represents Parties’ estimated contribution of the Global Cost during the Base Period and any exercised Options and modifications executed thereinafter. The Global Cost Share will consist of allocable costs including direct dollars incurred in the performance of activities covered under the SOO, and the indirect dollars (fringe, overhead, and G&A) applicable to the direct labor, material costs, and subcontractor costs. The direct labor will be based on effort from employees who will track their time in a standard timekeeping system. These employees allocate their effort to specific projects and activities, but the time can be recorded on a monthly basis and does not require manager review or approval. Indirect rates will be reassessed at the beginning of each Option Period of the Agreement, if exercised.

C.Termination Costs: Recipient’s termination costs shall be reimbursable in accordance with Federal Acquisition Regulation 31.205-42. The Parties recognize that subcontractor agreements may not include termination clauses and that not all costs may be terminable in full. Recipient shall not be paid for any post-termination work performed or costs incurred which reasonably could have been avoided. BARDA and the Recipient will negotiate in good faith a reasonable and timely adjustment of all outstanding issues between the Parties as a result of termination, consistent with the terms of this Agreement.

1.Base Period and Option Period Cost Share

The table as shown below represents the Parties’ Total Estimated Cost and Cost Shares under the SOO for the Base Period and Option Periods of this Agreement. The Cost Share will be determined by the OTAO prior to exercise of the respective Option. Furthermore, any recommendation of the JOC is subject to the final decision and signature authority of the OTAO.

Options	[***]	BARDA EID Share	BARDA CBRN share	[***]
Base	[***]	$55,000,000	$—	[***]
Option 1	[***]	$11,740,645	TBD	[***]
Option 2	[***]	$—	TBD	[***]
Option 3	[***]	$23,876,603	TBD	[***]
Option 4	[***]	$24,769,620	TBD	[***]
Option 5	[***]	$563,123,932	TBD	[***]
Option 6	[***]	$19,241,706	TBD	[***]
Option 7	[***]	$7,013,741	TBD	[***]
Option 8	[***]	$16,262,174	TBD	[***]
Option 9	[***]	$39,884,165	TBD	[***]
Option 10	[***]	$26,776,651	TBD	[***]
Option 11	[***]	$212,310,763	TBD	[***]
Option 12	[***]	TBD	TBD	[***]
Total	[***]	Not to exceed $1,000,000,000		[***]

2.Indirect Cost Rates

The following provisional billing rates are incorporated into the Agreement and will be utilized for billing purposes during the Base Period pending the establishment of final indirect cost rates for each fiscal year or until revised by the OTAO.

Rate Type	[***]	[***]
Fringe	[***]	[***]
Overhead	[***]	[***]
G&A	[***]	[***]

Ceilings are hereby established on indirect costs reimbursable under this Agreement. Therefore, the Government will not be obligated to pay any additional amounts if the final indirect cost rates developed by the cognizant audit activity based on actual allowable costs exceed the ceiling rates set forth above. [***]

In the event the final indirect cost rates are less than the above-established ceiling rates, the negotiated final rates shall be reduced to conform to the lower rates and the Recipient shall reimburse the Government for the overage.

The Recipient shall submit an adequate final indirect cost rate proposal to the OTAO and the cognizant auditor within the six-month period following the end of each of its fiscal years during the period of performance. The OTAO may grant, in writing, reasonable extensions, for exceptional circumstances only, when requested in writing by the Recipient.

3.[***]
4.[***]

ARTICLE VI: OBLIGATION AND PAYMENT
A.Obligation
BARDA’s liability to make payments to Recipient is limited to only those funds obligated under the Agreement or by modification to the Agreement. BARDA and Recipient are not obligated to fund work that is to be performed during the Option periods until an Option is exercised, at which point costs for work performed pre-exercise may be reimbursed pursuant to Article V and this Article with approval of the OTAO. Recipient is not obligated to perform work beyond that which has been funded in part or whole by BARDA and that which has been committed through Cost Share.
B.Payments

Electronic Invoicing and Payment Requirements - Invoice Processing Platform (IPP)

All Invoice submissions for goods and or services delivered to facilitate payments must be made electronically through the U.S. Department of Treasury’s Invoice Processing Platform System (IPP).

Invoice Submission for Payment means any request for contract financing payment or invoice payment by the Recipient. To constitute a proper invoice, the payment request must comply with the requirements identified in the applicable Prompt Payment clause included in the agreement, or the Agreement Terms and Conditions – Commercial Items included in commercial items agreement. The IPP website address is: https://www.ipp.gov.

The Agency will enroll the Recipient new to IPP. The Recipient must follow the IPP registration email instructions for enrollment to register the Collector Account for submitting invoice requests for payment. The Recipient Government Business Point of Contact (as listed in SAM) will receive Registration email from the Federal Reserve Bank of St. Louis (FRBSTL) within 3 – 5 business days of the contract award for new contracts or date of modification for existing contracts.

•Registration emails are sent via email from ipp.noreply@mail.eroc.twai.gov. Recipient assistance with enrollment can be obtained by contacting the IPP Production Helpdesk via email to IPPCustomerSupport@fiscal.treasury.gov or phone (866) 973-3131.
•The Recipient POC will receive two emails from IPP Customer Support, the first email contains the initial administrative IPP User ID. The second email, sent within 24 hours of receipt of the first email, contains a temporary password. You must log in with the temporary password within 30 days.

If the Recipient is already registered to use IPP, the Recipient will not be required to re- register.

If the Recipient is unable to comply with the requirement to use IPP for submitting invoices for payment, a written request must be submitted to the OTAO to explain the circumstances that require the authorization of alternate payment procedures.

Additional Office of the Administration for Strategic Preparedness and Response (ASPR) requirements:

(I)The recipient shall submit invoices under this agreement once per month.
(II)Invoices must break-out price/cost by contract line item number (CLIN) as specified in the pricing section of the contract.
(III)Invoices must include the Unique Entity ID (UEI) of the Recipient.
(IV)Invoices that include time and materials or labor hours CLINS must include supporting documentation to (1) substantiate the number of labor hours invoiced for each labor category, and (2) substantiate material costs incurred (when applicable).
(V)Invoices that include cost-reimbursement CLINs must be submitted in a format showing all expenditures for that month (both USG and Recipient associated costs), as well as contract cumulative amounts. At a minimum the following cost information shall be included, in addition to supporting documentation to substantiate costs incurred.

•Direct Labor - include all persons, listing the person's name, title, number of hours worked, hourly rate, the total cost per person and a total amount for this category;
•Indirect Costs (i.e., Fringe Benefits, Overhead, General and Administrative, Other Indirects)- show rate, base and total amount;
•Consultants (if applicable) - include the name, number of days or hours worked, daily or hourly rate, and a total amount per consultant;
•Travel - include for each airplane or train trip taken the name of the traveler, date of travel, destination, the transportation costs including ground transportation shown separately and the per diem costs. Other travel costs shall also be listed. Travel must comply with US Government per diem rates. BARDA will only reimburse for economy fares for both Vir, Partners and all subcontractors;
•Reimbursement for food and alcohol is not allowed under this agreement. Food using General Service Agreement (GSA) per diem rates can be reimbursed for traveling employees or subcontractors;
•Subcontractors (if applicable) – invoices from subcontractor shall be provided and Recipient will use reasonable efforts upon request to include, for each subcontractor, the same data as required for the prime Recipient; the Recipient shall provide a copy of the subcontract to the US Government upon request. Partner costs (if applicable) – invoices from Partner shall be provided and Recipient will use reasonable efforts upon request to include, for each partner, the same data as required for the prime Recipient; the Recipient shall provide a copy of relevant sections of the Partner agreement to the US Government upon request.

•Other Direct Costs - include a listing of all other direct charges to the contract, e.g., office supplies, telephone, duplication, postage.

AGREEMENT CLAUSES:

(a)Definitions. As used in this clause—
Payment request means a bill, voucher, invoice, or request for contract financing payment with associated supporting documentation. The payment request must comply with the requirements identified in the applicable Payment clause included in this contract.
(b)Except as provided in paragraph (c) of this clause, the Recipient shall submit payment requests electronically using the Department of Treasury Invoice Processing Platform (IPP) or successor system. Information regarding IPP, including IPP Customer Support contact information, is available at www.ipp.gov or any successor site.
(c)The Recipient may submit payment requests using other than IPP only when the OTAO authorizes alternate procedures in writing in accordance with HHS procedures.
(d)If alternate payment procedures are authorized, the Recipient shall include a copy of the OTAO's written authorization with each payment request.

C.Financial Records and Reports

As directed by the OTAO, the Recipient shall maintain records in accordance with commercially acceptable business practices to account for all funding Under This Agreement and shall maintain records in accordance with commercially acceptable business practices to account for Recipient funding provided Under This Agreement in support of the Financial Status Report required under Article V. Upon completion or termination of this Agreement, whichever occurs earlier, the Recipient shall furnish to the OTAO a copy of the Final Technical Report required by Attachment 2. The Recipient’s relevant financial records are subject to examination or audit on behalf of HHS by the Government for a period not to exceed four (4) years after expiration or earlier termination of the Term of the Agreement. The OTAO or designee shall have direct access to complete records and information of the Recipient, to the extent necessary to audit to ensure full accountability for all amounts reimbursed by the Government Under This Agreement. Such audit, examination, or access shall be performed during business hours on business days upon at least six weeks prior written notice and shall be subject to the security requirements of the audited party.

D.Comptroller General Access to Records

To the extent that the total US government payment Under This Agreement exceeds
$5,000,000, the Comptroller General, at its discretion, shall have access to and the right to examine Recipient records relating to performance Under This Agreement and of any entity that participates in the performance of this Agreement for a period of three (3) years after final payment was made. This requirement shall only apply with respect to any entity that participates in the performance of the Agreement and that has entered into any other agreement (contract, grant, cooperative agreement, or "other transaction") that provides for audit access by a US government entity in the year prior to the date of this Agreement. This Paragraph only applies to any record that is created or maintained in the ordinary course of business or pursuant to a provision of law.

E.Salary Rate Limitation

1.The Recipient shall not use OT funds to pay the direct salary of an individual at a rate in excess of the Federal Executive Schedule Level II in effect on the date the funding was obligated.

2.For purposes of the salary rate limitation, the terms “direct salary,” “salary,” and “institutional base salary,” have the same meaning and are collectively referred to as “direct salary,” in this clause. An individual's direct salary is the annual compensation that the Recipient pays for an individual's direct effort (costs) under the OT. Direct salary excludes any income that an individual may be permitted to earn outside of duties to the Recipient. Direct salary also excludes fringe benefits, overhead, and general and administrative expenses (also referred to as indirect costs or facilities and administrative costs). The salary rate limitation does not restrict the salary that an organization may pay an individual working under a Department of Health and Human Services OT; it merely limits the portion of that salary that may be paid with OT funds.

3.The salary rate limitation also applies to individuals under subcontracts.

4.See the salaries and wages pay tables on the Office of Personnel Management website for Federal Executive Schedule salary levels.

5.[***].

F.Limitation of Payments

It is herein understood and agreed that Government funds are to be used solely for this Agreement and must be reasonable in nature and amount. The following cost principles shall be used for determining the allowability of costs for which reimbursement is sought by Recipient. These cost principles are not applicable to Recipient’s contribution and the Financial Status Report.

1.Allocability shall be determined in accordance with the standards set forth in FAR 31.201-4. [***]

2.To be reasonable, a cost must: be generally recognized as an ordinary or necessary part of the business; follow sound business practices; follow what a prudent businessperson would accept; comply with federal, state, and local laws; and be consistent with the Recipient’s or the Sub-Recipient’s established practices.

ARTICLE VII: DISPUTES

A.General

The Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article.

B.Dispute Resolution Procedures

1.For any disagreement, claim or dispute between the Parties concerning questions of fact or law arising from or in connection with this Agreement, whether or not involving an alleged breach of this Agreement, the Parties agree to make a good faith effort to utilize the procedures described in Subparagraphs 2, 3, and 4 of this Paragraph B.

2.Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. In no event shall a dispute, disagreement, or misunderstanding, which was known, or should have been known, more than three (3) months prior to the notification made under Subparagraph B.3 of this Article constitute the basis for relief under Subparagraph B.3 of this Article. Either Party may waive this requirement in writing. Any waiver on behalf of BARDA shall be made by the Head of Contracting Activity for ASPR.

3.Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement, or misunderstanding by notifying the other Party (through the OTAO or the Recipient Point of Contact, as the case may be) in writing of the relevant facts, identify unresolved issues, and specify the clarification or remedy sought. Within five (5) working days after providing notice to the other Party, the aggrieved Party may, in writing, request a joint decision by the Administration for Strategic Preparedness and Response (ASPR) Head of Contracting Activity (HCA) and a Recipient senior executive appointed by the Recipient. The other Party shall submit a written position on the matter(s) in dispute within thirty (30) calendar days after being notified that a decision has been requested. The ASPR HCA and the Recipient senior executive shall conduct a review of the matter(s) in dispute and render a decision in writing within thirty (30) calendar days of receipt of such written position or otherwise agreed upon by the parties.

4.In the absence of a joint decision, upon written request to the Administration for Strategic Preparedness and Response (ASPR) HHS, made within thirty (30) calendar days of the expiration of the time for a decision under Subparagraph B.3 above, the dispute shall be further reviewed. The ASPR HHS may elect to conduct this review personally or through a designee or jointly with a senior executive appointed by the Recipient. Following the review, the ASPR HHS or designee will resolve the issue(s) and notify the Parties in writing. If a decision has not been made within 120 days, the request may be deemed denied.

5.The Parties stipulate that any decision reached under Subparagraph B.4 of this Article, including a deemed denial, may be submitted to the Court of Federal Claims to the extent permitted by law.

6.The pendency of a dispute shall not interfere with each Party's right to terminate the Agreement pursuant to Article II.B and recover any resulting costs, including termination costs.

C.Limitation of Damages

Except for claims of non-payment of amounts due under Article VI, any claims for damages of any nature whatsoever pursued Under This Agreement shall be limited to direct damages only, up to the aggregate amount of BARDA funding disbursed as of the time the dispute arises. In no event shall either Party be liable for claims for consequential, punitive, special, and incidental damages, claims for lost profits, re-procurement costs, or other indirect damages. Either Party may recover interest on any amounts submitted for payment and denied during the disputes process. Interest on an amount found due on a disagreement, claim or dispute shall be paid for the period beginning with the date the HHS Senior Procurement Executive receives a request for a joint decision made pursuant to Subparagraph B.3 of this Article until the date of payment of the claim. Simple interest shall accrue and be paid at the same rate as that which the Secretary of the Treasury shall specify as applicable for each successive 6-month period under the Prompt Payment Act.

ARTICLE VIII: CONFIDENTIAL INFORMATION

A.Confidential Information, as used in this article, means information or data of a personal nature about an individual, or proprietary information or data submitted by or pertaining to an institution or organization. For clarity, any Technical Data generated Under This Agreement is Confidential Information unless or until said Technical Data is published or otherwise publicly disclosed by mutual consent pursuant to this Agreement.

B.Confidential Information disclosed hereunder includes: (a) any information in written, graphic, machine readable or other tangible form marked “Confidential”; and (b) any oral or visual information disclosed by hereunder that is designated as confidential at the time of disclosure and reduced in writing within thirty (30) days of such disclosure; and (c) any information protected by the Trade Secrets Act.

C.The OTAO and the Recipient may, by mutual consent, identify elsewhere in this Agreement specific information and/or categories of information, which BARDA will furnish to the Recipient, or that the Recipient is expected to generate which is confidential. Similarly, the OTAO and the Recipient may, by mutual consent, identify such Confidential Information from time to time during the performance of the Agreement. Failure to agree will be settled pursuant to the "Disputes" clause.

D.If it is established elsewhere in this Agreement that information to be utilized Under This Agreement, or a portion thereof, is subject to the Privacy Act, the Recipient will follow the rules and procedures of disclosure set forth in the Privacy Act of 1974, 5 U.S.C. 552a, and implementing regulations and policies, with respect to systems of records determined to be subject to the Privacy Act.

E.Confidential Information, as defined in paragraph (A) of this article, shall not be disclosed without the prior written consent of the individual, institution, or organization.

F.Whenever the Recipient is uncertain with regard to the proper handling of material under the Agreement, or if the material in question is subject to the Privacy Act or is Confidential Information subject to the provisions of this Article, the Recipient shall obtain a written determination from the OTAO prior to any release, disclosure, dissemination, or publication. OTAO determinations will reflect the result of internal coordination with appropriate program and legal officials. The provisions of paragraph (F) of this article shall not apply to conflicting or overlapping provisions in other Federal, State, or local laws.

G.Recipient shall protect BARDA-provided Confidential Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care. Recipient may disclose Confidential Information received hereunder to (i) its affiliates, and (ii) to its employees and independent contractors, and its affiliates’ employees and independent contractors, and (iii) Partners who have a need to know, for the purpose of this Agreement, and who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of a written agreement.

ARTICLE IX: INTELLECTUAL PROPERTY RIGHTS

[***]

ARTICLE X: DATA RIGHTS

A.Background Data. “Background Data” shall mean all Technical Data that exists prior to execution of this Agreement or are developed outside the scope of this Agreement. The Recipient retains all of its right, title and interest in and to its Background Data, and the US government receives no rights or licenses to any such Background Data hereunder except as expressly provided herein.

B.Subject Data. All Technical Data generated in connection with the performance of this Agreement, or that arises out of the use of any materials or enabling technology provided or used by the Recipient in the performance of this Agreement, other than Recipient materials or Recipient Confidential Information, whether conducted by the US government or the Recipient (collectively, the "Subject Data"), shall be owned by the Recipient. Notwithstanding the foregoing, Recipient shall have unlimited rights in any Subject Data generated solely by the US government.

[***].

C.Marking of data: The Recipient will mark any Subject Data delivered Under This Agreement with Limited Rights with the following legend:

"LIMITED RIGHTS Use, duplication, or disclosure is subject to the restrictions as stated in Agreement No. 75A50122C00081 between the US government and the Recipient."

Any rights that the Recipient or the US government may have in data delivered Under This Agreement, whether arising Under This Agreement or otherwise, will not be affected by Recipient's failure to mark data pursuant to this Article.

D.The Recipient shall ensure that any agreements entered into after the execution of this Agreement for any experimental, developmental, or research work that will be submitted for reimbursement Under This Agreement are consistent with this Article X.

ARTICLE XI: REGULATORY RIGHTS

This Agreement includes research with drugs that are regulated by the FDA and require FDA clearance before commercial marketing may begin. The Parties anticipate that Recipient or its designee will serve as the Sponsor of the Regulatory Application that will permit commercial marketing of VIR-2482 or any other molecule funded under this Agreement.
The Sponsor of the Regulatory Application to FDA (as the terms "sponsor", "sponsor- investigator", and "applicant" are defined or used in at 21 CFR §§3.2(c), 312.5, 600.3(t), 812.2(b), 812 Subpart C, or 814.20), has certain standing before the FDA that entitles him to exclusive communications related to the Regulatory Application.

Regarding any technology developed Under This Agreement for which Recipient or its designee serves as regulatory Sponsor, Recipient agrees to the following, which will flow down to subcontractors performing regulatory functions:

A.Regulatory Submissions. [***].

B.Communications. [***].

C.Rights of Reference. [***].

D.Regulatory Compliance. Recipient shall maintain clinical development and operations as required to ensure proper clinical testing, operations, data management, biostatistical evaluation, clinical supply, and other capabilities required to ensure full compliance with Good Clinical Practices (GCP).

E.Manufacturing Standards and Product Approval

1.The Current Good Manufacturing Practice Regulations (cGMP) (21 CFR 210-211) will be the standard applied for manufacturing, processing and packing of a therapeutic product intended for human use Under This Agreement unless otherwise agreed upon or as required by the development process (e.g., lab scale experimental manufacturing, non-GMP manufacturing at any scale used for qualifying the process or equipment, scale-up studies, process confirmation or optimization, training, etc.).

2.If at any time during the Term, the Recipient fails to comply with cGMP in the manufacturing, processing and packaging of a therapeutic product intended for human use under this Agreement and such failure results in a material adverse effect on the safety, purity, or potency of this therapeutic product (a material failure) as identified by FDA, the Recipient shall have sixty (60) calendar days from the time such material failure is identified to initiate corrective action designed to cure such material failure and to complete the corrective action in alignment with the Recipient’s quality procedures and agreements. If the Recipient fails to initiate such an action within the sixty (60) calendar day period, then the Agreement may be terminated.

3.BARDA RQA Quality will have the right to participate during on-site audits conducted by the Recipient of the manufacturing facility that is producing cGMP material that is funded by the BARDA cost share for human use at least annually or as otherwise agreed to by the Parties in writing. A for-cause audit may be requested for reasonable significant concerns related to the quality or safety of the product being manufactured at the facility, as discovered through product failure or complaints for elevated levels of deviations and non-conformance to corrective action and preventive action plan (CAPA).

4.The Recipient agrees to advise the OTAO promptly of any relocation of the Recipient's prime drug substance or drug product manufacturing facility funded by BARDA’s cost share during the Term. During the Term the Recipient also agrees to advise the OTAO promptly of any critical deviation from cGMP and/or any observations resulting from an FDA Quality Assurance Evaluation (Form 483) related to the manufacturing, processing or packaging of drugs, chemicals, biological, and reagents funded by BARDA’s cost share Under This Agreement.

ARTICLE XII: FOREIGN ACCESS TO TECHNOLOGY

Export Compliance. Recipient will comply with any applicable U.S. export control statutes or regulations in performing this Agreement.

ARTICLE XIII: CIVIL RIGHTS ACT

Performance of this Agreement in the U.S. is subject to the compliance requirements of Title VI of the Civil Rights Act of 1964 as amended (42 U.S.C. 2000-d) relating to nondiscrimination in Federally assisted programs.

ARTICLE XIV: SPECIAL CLAUSES

Unless otherwise noted, performance of this Agreement in the U.S. is subject to the following Special Clauses:

A.Protection of Human Subjects

The Recipient agrees that the rights and welfare of human subjects involved in research Under This Agreement shall be protected in accordance with 45 CFR Part 46 and with the Recipient's current Federal-wide Assurance (FWA) on file with the Office for Human Research Protections (OHRP), Office of Public Health and Science (OPHS). The Recipient further agrees to provide certification that the Institutional Review Board has reviewed and approved the procedures, which involve human subjects, in accordance with 45 CFR Part 46 and the Assurance of Compliance.

The Recipient shall bear full responsibility for the performance of all work and services involving the use of human subjects Under This Agreement and shall ensure that work is conducted in a proper manner and as safely as is feasible. The Parties agree that Recipient retains the right to control and direct the performance of all work Under This Agreement. Nothing in this Agreement shall be deemed to constitute Recipient, agent or employee of Recipient, or any other person, organization, institution, or group of any kind whatsoever, as the agent or employee of the US government. Recipient agrees that it has entered into this Agreement and will discharge its obligations, duties, and undertakings and the work pursuant thereto, whether requiring professional judgment or otherwise, as an independent consortium without imputing liability on the part of the US government for the acts of the Recipient or its employees.

If the Recipient involves other agencies or institutions in activities considered to be engaged in research involving human subjects, the Recipient must ensure that such other agencies or institutions obtain their own FWA if they are routinely engaged in research involving human subjects or ensure that such agencies or institutions are covered by the Recipients’ FWA via designation as agents of the institution or via individual investigator agreements (see OHRP website at: http://www.hhs.gov/ohrp/policy/guidanceonalternativetofwa.pdf - PDF).

If at any time during the performance of this Agreement, the HHS OTAO determines, in consultation with the Office of Human Research Protections (OHRP) that the Recipient is not in compliance with any of the requirements and/or standards stated in Subparagraphs (1) and (2) above, the HHS OTAO may immediately suspend, in whole or in part, work and further payments Under This Agreement until the Recipient corrects the noncompliance. Notice of the suspension may be communicated by telephone and confirmed in writing. If the Recipient fails to complete corrective action within the period of time designated in the OTAO's written notice of suspension, the HHS OTAO may, in consultation with OHRP terminate this Agreement in a whole or in part, and the Recipient's name may be removed from the list of those performers with approved Health and Human Services Human Subject Assurances.

B.Restriction on Use of Human Subjects

Pursuant to 45 CFR part 46, Protection of Human Research Subjects, the Recipient shall not expend funds under this award for research involving human subjects or engage in any human subjects research activity prior to the OTAO’s receipt of a certification that the research has been reviewed and approved by the Institutional Review Board (IRB) registered with OHRP. This restriction applies to all collaborating sites, whether domestic or foreign, and subcontractors. The Recipient must ensure compliance by collaborators and subcontractors.

C.Continued Ban on Funding Abortion and Continued Ban on Funding Human Embryo Research

1.The Recipient shall not use any funds obligated under this contract for any abortion.
2.The Recipient shall not use any funds obligated under this contract for the following:
a)The creation of a human embryo or embryos for research purposes; or
b)Research in which a human embryo or embryos are destroyed, discarded, or knowingly subjected to risk of injury of death greater than that allowed for research on fetuses in utero under 45 CFR Part 46 and Section 498(b) of the Public Health Service Act (42 U.S.C. 289g(b)).
3.The term “human embryo or embryos” includes any organism, not protected as a human subject under 45 CFR Part 46 as of the date of the enactment of this Act, that is derived by fertilization, parthenogenesis, cloning, or any other means from one or more human gametes of human diploid cells.
4.The Recipient shall not use any Federal funds for the cloning of human beings.

D.Human Materials (Assurance of OHRP Compliance)

1.The acquisition and supply of all human specimen material (including fetal material) used Under This Agreement shall be obtained by Recipient in full compliance with applicable Federal, State, and local laws and no undue inducements, monetary or otherwise, will be offered to any person to influence their donation of human material.
2.The Recipient shall provide written documentation that all human materials obtained as a result of research involving human subjects conducted Under This Agreement, or by collaborating sites, identified Under This Agreement, were obtained with prior approval by the Office for Human Research Protections (OHRP) of an Assurance to comply with the requirements of 45 CFR 46 to protect human research subjects. This restriction applies to all collaborating sites without OHRP-approved Assurances, whether domestic or foreign, and compliance must be ensured by the Recipient.
3.Provision by the Recipient to the HHS OTAO of a properly completed "Protection of Human Subjects Assurance Identification/IRB Certification/Declaration of Exemption", Form OMB No. 0990-0263 (formerly Optional Form 310), certifying IRB review and approval of the protocol from which the human materials were obtained constitutes the written documentation required. The human subject certification can be met by submission of a self-designated form provided that it contains the information required by the "Protection of Human Subjects Assurance Identification/IRB Certification/ Declaration of Exemption", Form OMB No. 0990-0263 (formerly Optional Form 310).

E.Needle Exchange

The Recipient shall not use Agreement funds to carry out any program of distributing sterile needles or syringes for the hypodermic injection of any illegal drug.

F.Care of Live Vertebrate Animals

1.Before undertaking performance of any Agreement involving animal-related activities where the species is regulated by the United Sates Department of Agriculture (USDA), the Recipient shall register with the Secretary of Agriculture of the United States in accordance with 7 U.S.C. 2136 and 9 CFR sections 2.25 through 2.28. The Recipient shall furnish evidence of the registration to the OTAO.

2.The Recipient shall acquire vertebrate animals used in research from a dealer licensed by the Secretary of Agriculture under 7 U.S.C. 2133 and 9 CFR sections 2.1-2.11, or from a source that is exempt from licensing under those sections.

3.The Recipient agrees that the care, use, and intended use of any live vertebrate animals in the performance of this Agreement shall conform with the Public Health Service (PHS) Policy on Humane Care of Use of Laboratory Animals (PHS Policy), the current Animal Welfare Assurance (Assurance), the Guide for the Care and Use of Laboratory Animals (National Academy Press, Washington, DC) and the pertinent laws and regulations of the United States Department of Agriculture (see 7 U.S.C. 2131 et seq. and 9 CFR subchapter A, Parts 1-4). In case of conflict between standards, the more stringent standard shall govern.

4.If at any time during performance of this Agreement, the HHS OTAO determines, in consultation with the Office of Laboratory Animal Welfare (OLAW), National Institutes of Health (NIH), that the Recipient is not in compliance with any of the requirements and standards stated in Subparagraphs (1) through (3) above, the HHS OTAO may immediately suspend, in whole or in part, work and further payments Under This Agreement until the Recipient corrects the noncompliance. Notice of the suspension may be communicated by telephone and confirmed in writing. If the Recipient fails to complete corrective action within the period of time designated in the OTAO written notice of suspension, the HHS OTAO may, in consultation with OLAW and NIH, terminate this Agreement in whole or in part, and the Recipient's name may be removed from the list of those contractors with Animal Welfare Assurances.
Note: The Recipient may request registration of its facility and a current listing of licensed dealers from the Regional Office of the Animal and Plant Health Inspection Service (APHIS), USDA, for the region in which its research facility is located. Information concerning this program may be obtained by contacting your regional office or the Animal Care Staff, USDA/APHIS, 4700 River Road, Riverdale, Maryland 20737.

G.Animal Welfare

All research involving live, vertebrate animals shall be conducted in accordance with the Public Health Service Policy on Humane Care and Use of Laboratory Animals. This policy may be accessed at: http://grants1.nih.gov/grants/olaw/references/phspol.htm. Primate studies will not begin until the CRO's IACUC and the Recipient's Animal Welfare Department provide final approval of the study protocol.

H.Protection of Personnel Who Work with Nonhuman Primates

All Recipient personnel who work with nonhuman primates or enter rooms or areas containing nonhuman primates shall comply with the procedures set forth in NIH Policy Manual 3044-2, entitled, "Protection of NIH Personnel Who Work with Nonhuman Primates," located at the following URL: http://www1.od.nih.gov/oma/manualchapters/intramura1/3044-2/.

I.Information on Compliance with Animal Care Requirements

1. Registration with the USDA is required to use regulated species of animals for biomedical purposes. USDA is responsible for the enforcement of the Animal Welfare Act (7 U.S.C. 2131 et. seq.), https://awic.nal.usda.gov/.

2. The PHS Policy is administered by the OLAW http://grants2.nih.gov/grants/olaw/olaw.htm. An essential requirement of the PHS Policy (http://grants2.nih.gov/grants/olaw/references/phspol.htm) is that every institution using live vertebrate animals must obtain an approved assurance from OLAW before they can receive funding from any component of the U.S. Public Health Service. If the Recipient does not have an assurance and will be utilizing a subcontractor to perform the animal work, then the Recipient and subcontractor must have an Inter- Institutional Assurance in place to allow the Recipient to utilize the assurance of the subcontractor to meet the Government's requirements for assurance. The request for this negotiation of this assurance must be submitted to OLAW by the Government on behalf of the Recipient.

3. The PHS Policy requires that Assured institutions base their programs of animal care and use on the Guide for the Care and Use of Laboratory Animals http://www.nap.eduireadingroom/books/labratsj and that they comply with the regulations (9 CFR, Subchapter A) http://awic.nal.usda.gov/final-rules-animal-welfare-9-cfr-parts-1-2-and-3 issued by the USDA under the Animal Welfare Act. The Guide may differ from USDA regulations in some respects. Compliance with the USDA regulations is an absolute requirement of this Policy.

4. The Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC) http://www.aaalac.org is a professional organization that inspects and evaluates programs of animal care for institutions at their request. Those that meet the high standards are given the accredited status. As of the 2002 revision of the PHS Policy, the only accrediting body recognized by PHS is the AAALAC. While AAALAC accreditation is not required to conduct biomedical research, it is highly desirable. AAALAC uses the Guide as their primary evaluation tool. They also use the Guide for the Care and Use of Agricultural Animals in Agricultural Research and Teaching. It is published by the Federated of Animal Science Societies http://www.fass.org.

J.Approval of Required Assurance by Law

1.Under governing regulations, federal funds that are administered by the Department of Health and Human Services, BARDA shall not be expended by the Recipient for research involving live vertebrate animals, nor shall live vertebrate animals be involved in research activities by the Recipient under this award unless a satisfactory assurance of compliance with 7 U.S.C. 2136 and 9 CFR Sections 2.25-2.28 is submitted by Recipient 30 days prior to commencing research involving live vertebrate animals and approved by the OLAW. Each performance site (if any) must also assure compliance with 7 U.S.C. 2136 and 9 CFR Sections 2.25-2.28 with the following restriction: Only activities that do not directly involve live vertebrate animals (i.e., are clearly severable and independent from those activities that do involve live vertebrate animals) may be conducted by individual performance sites pending OLAW approval of their respective assurance of compliance with 7 U.S.C. 2136 and 9 CFR Sections 2.25-2.28. Additional information regarding OLAW may be obtained via the Internet at http://grants.nih.gov/grants/olaw/olaw.htm.

2.Registration with the Select Agent Program for Work Involving the Possession, Use, and/or Transfer of Select Biological Agents or Toxins:

a)Work involving select biological agents or toxins shall not be conducted Under This Agreement until the Recipient and any affected subcontractors are granted a certificate of registration or are authorized to work with the applicable select agents.

b)For Recipient awards to domestic institutions who possess, use, and/or transfer Select Agents Under This Agreement, the institution must complete registration with the Centers for Disease Control and Prevention (CDC), DHHS, or APHIS, USDA, as applicable, before performing work involving Select Agents, in accordance with 42 CFR Part 73. No Government funds can be used for work involving Select Agents, as defined in 42 CFR Part 73, if the final registration certificate is denied.

c)For Recipient awards to foreign institutions who possess, use, and/or transfer Select Agents Under This Agreement, the institution must provide information satisfactory to the Government that a process equivalent to that described in 42 CFR Part 73 for U.S. institutions is in place and will be administered on behalf of all Select Agent work sponsored by these funds before using these funds for any work directly involving the Select Agents. The Recipient must provide information addressing the following key elements appropriate for the foreign institution: safety, security, training, procedures for ensuring that only approved/appropriate individuals have access to the Select Agents, and any applicable laws, regulations, and policies equivalent to 42 CFR Part 73. The Government will assess the policies and procedures for comparability to the U.S. requirements described in 42 CFR Part 73. When requested by the OTAO, the Recipient shall provide key information delineating any laws, regulations, policies, and procedures applicable to the foreign institution for the safe and secure possession, use, and transfer of Select Agents. This includes summaries of safety, security, and training plans, and applicable laws, regulations, and policies. For the purpose of security risk assessments, the Recipient must provide the names of all individuals at the foreign institution who will have access to the Select Agents and procedures for ensuring that only approved and appropriate individuals have access to Select Agents Under This Agreement.

d)Listings of HHS select agents and toxins, biologic agents and toxins, and overlap agents or toxins as well as information about the registration process, can be obtained on the Select Agent Program Web site at http://www.cdc.gov/od/sap/.

K.Security Requirements

Recipient will submit a security plan within [***] of agreement award, adjudicate any comments to ensure security plan approval, and adhere to the security requirements as outlined in [***].

Recipient shall report to the government any activity; or incident that is in violation of established security standards; or indicates the loss or theft of government products as described in [***].

ARTICLE XV: MISCELLANEOUS

A.Publication and Publicity

No Technical Data shall be released or publicized without concurrence from the Recipient. For purposes of this Agreement, the term "publication" is defined as an issue of printed material offered for distribution or any communication or oral presentation of information, including any manuscript or scientific meeting abstract. Any publication containing Subject Data must be submitted to the Recipient and the OTTR for review and comment in accordance with the timing agreed to in Attachment 2. Notwithstanding the foregoing, required mandatory material public disclosures shall be reviewed within two (2) days in order to allow Recipient to comply with SEC disclosure requirements. BARDA's support shall be acknowledged in all such publications substantially as follows:

"This program has been funded in whole or in part with Federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under OT number: 75A50122C00081.”

B.Review of Press Releases

All Parties agree to accurately and factually represent the work conducted Under This Agreement in all press releases. Misrepresenting results or releasing information that is injurious to the integrity of a Party may be construed as improper conduct. The term "Press releases" shall be defined as the public release of information via any medium, excluding peer-reviewed scientific publications. Each Party agrees to provide the other Party with an advance copy of any press release related to this Agreement prior to the issuance of the press release in accordance with Attachment 2. Notwithstanding the foregoing, required mandatory material public disclosures shall be reviewed by OTTR within two (2) days in order to allow Recipient to comply with SEC disclosure requirements. BARDA support shall be acknowledged in all such press releases substantially as follows:

"This program has been funded in whole or in part with Federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under OT number:75A50122C00081.”

C.Anti-Bribery and Anti-Corruption

Recipient agrees to perform its obligations Under This Agreement in accordance with the applicable anti-bribery and anti-corruption laws of the territory in which such Recipient conducts business.

D.Prohibition on Recipient Involvement with Terrorist Activities

The Recipient acknowledges that U.S. Executive Orders and Laws, including but not limited to E.O. 13224 and P.L. 107-56, prohibit transactions with, and the provision of resources and support to, individuals and organizations associated with terrorism. It is the legal responsibility of the Recipient to ensure compliance with these Executive Orders and Laws. The Recipient shall ensure that any agreements entered into after the execution of this Agreement with a Partner for any experimental, developmental, or research work that will be submitted for reimbursement Under This Agreement are consistent with this Paragraph.

E.Materials Transfers

For distribution to third parties of any material developed Under This Agreement funded by the United States Government’s cost share, the Recipient must provide the OTAO with notice of the requests/transfers in the Recipient's technical report. For avoidance of doubt, material transfers to, between, and among the Recipient, its subcontractors, and its Partners does not require notice to the OTAO in the Recipient's monthly technical report.

F.Inspection and Acceptance

BARDA has the right to inspect and test all deliverables funded by its cost share Under This Agreement, to the extent practicable at Recipient’s and/or Recipient’s subcontractor’s premises, during the period of performance, and in any event before acceptance. BARDA may also inspect Recipient’s premises with fourteen (14) calendar days advance notice to the Recipient. The scope and duration of any such BARDA inspection will be mutually agreed between the Parties in writing in advance, such agreement not to be unreasonably withheld. BARDA shall perform inspections and tests in a manner that will not unduly delay the work. If BARDA performs any inspection or test on the premises of the Recipient or Recipient’s subcontractors, the Recipient shall furnish, at no increase in price, all reasonable facilities and assistance for the safe and convenient performance of these duties.

BARDA shall inspect/accept or reject the deliverables as promptly as practicable after completion/delivery, unless otherwise specified in the Agreement.

G.OTAO Authorization of protocols prior to study start

Any BARDA-funded clinical trial, nonclinical or preclinical protocol with a total cost of greater than $2 million is subject to OTAO authorization. Prior to starting any BARDA-funded protocol, Recipient will seek OTAO authorization in writing including the final protocol in the request at least ten (10) business days before study start. [***]
For purposes of this section, study start is defined as first patient enrolled or day 0 in preclinical and nonclinical protocols.

H.Telecommunications and Video Surveillance

FAR 52.204-25 (Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment) shall apply to BARDA funded activities Under This Agreement.

I.Force Majeure

Neither Party will be liable to the other Party for failure or delay in performing its obligations hereunder if such failure or delay arises from circumstances beyond the control and without the fault or negligence of the Party (a Force Majeure event). Examples of such circumstances are: authorized acts of the US government in either its sovereign or contractual capacity, war, insurrection, freight embargos, fire, flood, pandemic, or strikes. The Party asserting Force Majeure as an excuse must take reasonable steps to minimize delay or damages caused by unforeseeable events.

J.Severability

If any provision of this Agreement, or the application of any such provision to any person or set of circumstances, is determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.

K.Choice of Law

This Agreement and the resolution of disputes hereunder will be governed, construed, and interpreted by the statutes, regulations, and/or legal precedent applicable to the US government. Unless explicitly stated, the Parties do not intend that this Agreement be subject to the Federal Acquisition Regulation either directly or indirectly or by operation of law. When a specific FAR requirement is incorporated by reference in this Agreement, the text of the clause alone will apply without application or incorporation of other provisions of these regulations.

L.Order of Precedence

In the event of a conflict between the terms of this Agreement and the attachments incorporated herein, the conflict shall be resolved by giving precedence in descending order as follows:

1.The Articles of this Agreement, and
2.The Appendices to the Agreement.

ARTICLE XVI: EXECUTION AND ENTIRE AGREEMENT

This Agreement, and modifications thereto, may be executed in counterparts each of which shall be deemed as original, but all of which taken together shall constitute one and the same instrument.

Unless otherwise specifically provided, this Agreement and its Attachments embodies the entire understanding between the Parties on the subject matter hereof, and any prior or contemporaneous representations, either oral or written, are superseded. No amendments or changes to this Agreement, including without limitation, changes in the SOO, total estimated cost, and Term, shall be effective unless made in writing and signed by authorized representatives of the Parties.

<Remainder of page intentionally blank>

Attachment 1: [***]

Attachment 2: [***]

Attachment 3: [***]

Attachment 4: [***]